Exhibit 99.3

Consent to Reference in Proxy Statement/Prospectus

Arogo Capital Acquisition Corp. is filing a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of the Company following the consummation of the business combination as described in the proxy statement/prospectus. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

Dated: October 6, 2022
/s/ Leong Kah Chern
Leong Kah Chern